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                CODE OF ETHICS FOR ARIEL CAPITAL MANAGEMENT, INC.
              ARIEL DISTRIBUTORS, INC. AND THE INVESTMENT COMPANIES
                             FOR WHICH THEY SERVE AS
                   INVESTMENT ADVISER OR PRINCIPAL UNDERWRITER
                                November 3, 1994
                          as revised November 15, 2000

      It is important to remember at all times that the interests of our clients and the shareholders of the funds that we advise must come first. In order to maintain that priority, all personal securities transactions must be conducted in a manner consistent with this Code of Ethics. We must be vigilant in maintaining the integrity of our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility. This Code of Ethics should be read in conjunction with this preamble.

A.    DEFINITIONS

      1.    ACCESS PERSON. Includes:

            (a) any director, trustee, officer or Advisory Person of the Trust or the Adviser; and

            (b) any director or officer of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of securities.

      2.    ADVISER. Ariel Capital Management, Inc.

      3.    ADVISORY PERSON. Includes:

            (a) any employee of the Trust or of the Adviser (or of any company in a control relationship to the Trust or the Adviser), who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of securities by the Trust, or whose functions relate to the making of any purchase or sale recommendations; and

            (b) any natural person in a control relationship to the Adviser or the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

      4. BEING CONSIDERED FOR PURCHASE OR SALE. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and remains in effect and, with respect to the person making the recommendation, including the period during which such person seriously considers making such a recommendation. This definition does not apply to those recommendations made in the socially responsible screening process of the Adviser or the Trust, or to securities being subject to normal


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review procedures which are part of a general industrial or business study, review, survey or research or monitoring of securities markets.

      5. BENEFICIAL OWNERSHIP. "Beneficial ownership" shall be defined as provided on Appendix A attached hereto.

      6. CLIENT. The term "Client" shall refer to any person or entity which has an advisory account with the Adviser.

      7. COMPLIANCE OFFICER. The designated Compliance Officer of the Adviser or, in the case of such designated Compliance Officer's conflict, unavailability or inability to act, any officer of the Adviser not involved in the proposed transaction.

      8. CONTROL. The term "control" shall have the same meaning as set forth in Section 2 (a) (9) of the Investment Company Act. A copy of that provision is available upon request from the Compliance Officer.

      9. DIRECTLY OR INDIRECTLY. For purposes of the prohibitions in Section B of this Code on purchases or sales of certain securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving (i) any other securities of the same issuer, and (ii) any derivative security or other instrument relating to the same security or any other security of the same issuer, including any option to purchase or sell the security, any security convertible into or exchangeable into the security, and any related futures contract.

      10. DISINTERESTED TRUSTEE OR DIRECTOR. The term "Disinterested Trustee or Director" includes:

      (a) a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2 (a) (19) of the Investment Company Act or the rules thereunder, and

      (b) a director of the Adviser (i) who is not an "interested person" of the Adviser within the meaning of Section 2(a)(19)(B) of the Act or rules thereunder for any reason other than as a director of the Adviser and as a knowing owner of direct or beneficial interests in the Adviser (but owner of no more than 5% of the Adviser's outstanding voting securities), and (ii) who has no involvement with the day-to-day operations of either the Adviser, the Distributor or the Trust.

      11.   DISTRIBUTOR. Ariel Distributors, Inc.

      12. PURCHASE OR SALE OF A SECURITY. The term purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

      13. SECURITY. The term "security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies.


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      14.   SECURITY HELD OR TO BE ACQUIRED. "Security held or to be acquired"
by the Trust means any security which, within the most recent 15 day period, (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or Adviser for purchase by the Trust.

      15.   TRUST. Ariel Investment Trust

B.    PROHIBITED ACTIONS

      1. GENERAL UNLAWFUL ACTIONS. No Access Person, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Trust or any Client shall:

            (a) employ any device, scheme or artifice to defraud the Trust or any Client;

            (b) make any untrue statement of a material fact to the Trust or any Client or omit to state a material fact necessary in order to make the statements made to the Trust or any Client, in light of the circumstances under which they are made, not misleading;

            (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust or any Client; or

            (d) engage in any manipulative practice with respect to the Trust or any Client.

      2. PURCHASES OR SALES BY ACCESS PERSONS OF SECURITIES BEING CONSIDERED FOR CLIENT TRANSACTIONS. No Access Person shall, directly or indirectly, purchase or sell any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her ACTUAL KNOWLEDGE at the time of such purchase or sale:

            (a) is being considered for purchase or sale by or for the Trust or any Client; or

            (b) is the subject of a pending buy or sell order by the Trust or any Client or is programmed for purchase or sale by or for the Trust or any Client; or

            (c) was purchased or sold by or for the Trust or any Client within seven (7) calendar days preceding or following the purchase or sale of such Access Person.

            The prohibitions in this subsection shall apply to any purchase or sale by any Access Person of any convertible security, option, or warrant of any issuer whose underlying securities are being considered for purchase or sale by the Trust or any Client. In extraordinary circumstances, the Compliance Officer may grant prior written approval of Access Person transactions which would otherwise be prohibited under this subsection.

      3. PRIOR APPROVAL OF ALL PURCHASES AND SALES BY ADVISORY PERSONS. No Advisory Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, without the prior approval of the Compliance Officer.


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            In particular, no Advisory Person shall acquire any direct or indirect beneficial ownership in securities in an initial public offering or in a limited offering (e.g. private placement) without the prior written approval of the Compliance Officer, which approval will be granted only in extraordinary circumstances.

      In reviewing requests for approval of a transaction by an Advisory Person involving an initial public offering or limited offering, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for the Trust and whether the opportunity is being offered to such Advisory Person by virtue of his or her position with the Trust or the Adviser. An Advisory Person who has been authorized to acquire securities in a limited offering shall be required to disclose such investment whenever that Advisory Person plays a part in the Trust's or the Adviser's subsequent consideration of an investment in the issuer.

      4. INDUCING A CLIENT TO TAKE ACTION. Advisory Persons may not intentionally induce or cause any Client, including the Trust, to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Client. Examples of this would include causing a Client to purchase a security owned by the individual for the purpose of supporting or driving up the price of the security, and causing a Client to refrain from selling a security in an attempt to protect the value of the individual's investment, such as an outstanding option.

      5. PERSONAL PROFIT FROM KNOWLEDGE OF CLIENT TRANSACTIONS. Advisory Persons may not use actual knowledge of transactions to profit by the market effect of such transactions. Among the factors that will be considered in the analysis of whether this provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual's involvement in the investment process.

      6. FAILURE TO MAKE RECOMMENDATIONS. Employees who are Advisory Persons have an affirmative duty to bring suitable securities to the attention of the investment personnel. Consequently, the intentional failure to recommend a suitable security to, or the failure to purchase a suitable security for, a portfolio in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation. Personal transactions will be reviewed with this policy in mind.

C.    EXEMPT PURCHASES AND SALES

      The prohibitions of Section B and D, other than the general prohibitions of B.1, shall not apply to:

      1. ABSENCE OF INVESTMENT POWER. Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control.

      2. INVOLUNTARY TRANSACTIONS. Purchases or sales of securities which are non-volitional on the part of either the Access Person or a Client, including the Trust.


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      3.    DIVIDEND REINVESTMENT. Purchases which are part of an automatic dividend reinvestment plan.

      4. PRO RATA RIGHTS. Purchases effected upon the exercise of rights issued by the issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      5. SYSTEMATIC INVESTMENT PLAN. Purchases effected through a systematic investment plan involving automatic investment of a predetermined amount on predetermined dates, provided such plan receives the prior written approval of the Compliance Officer.

D.    PROHIBITION OF CERTAIN SHORT-TERM TRADING PROFITS BY ADVISORY PERSONS.

      No Advisory Person shall profit from the purchase and sale, or sale and purchase of the same (or equivalent) securities within sixty (60) calendar days.

E.    RECEIPT OF GIFTS

      Advisory Persons and employees of the Distributor are prohibited from accepting any gift or thing of more than DE MINIMIS value from any person or entity that does business with or on behalf of the Adviser or the Distributor. The Compliance Officer should be consulted prior to acceptance of any gift or thing with a value of more than $100.

F.    SERVICE AS A DIRECTOR

      Advisory Persons are prohibited from serving on the boards of directors of publicly traded companies if, in the written determination of the Compliance Officer, such service is inconsistent with the interests of the Trust and its shareholders. If the Compliance Officer has approved such service by an Advisory Person, that Advisory Person shall be isolated through "Chinese Wall" procedures from persons making investment decisions with respect to such issuer.

G.    REPORTING

      1.    INITIAL AND ANNUAL DISCLOSURE. Every Access Person shall:

            (a) report all personal holdings of securities within 10 days of becoming an Access Person; and

            (b) report all personal holdings of securities as of December 31 (or other date acceptable to the Compliance Officer) within thirty days of such date.

            Such reports shall be made on a form supplied by the Compliance Officer; Disinterested Trustees of the Trust are subject to an exception from the reporting requirements of Sections G.1, G.2 and G.3. See Section G.5(b) below.

      2. DUPLICATE CONFIRMATION STATEMENTS. Every Access Person shall instruct the broker, dealer or bank with or through whom a security transaction is effected in which every


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Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in the security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements of account are sent to the Access Person. Independent directors of the Adviser, in lieu of the confirmation statements, may include such information required in G.1 and G.3 on forms supplied by the Compliance Officer.

      3. QUARTERLY REPORTING. Every Access Person shall report within 10 days after the end of each calendar quarter to the Compliance Officer all securities transactions taking place during the preceding calendar quarter in an account of which the Access Person is a beneficial owner. If the Access Person did not execute any such transactions during the preceding calendar quarter, he or she shall report such fact to the Compliance Officer. Such quarterly reports shall be made on a form supplied by the Compliance Officer, which may incorporate duplicate confirmation statements.

      4. OPENING BROKERAGE ACCOUNTS. Prior to the opening of an account for the purpose of executing transactions in securities, every Access Person (other than independent directors of the Adviser and Disinterested Trustees) shall obtain the written consent of the Compliance Officer.

      5.    EXCEPTIONS FROM REPORTING REQUIREMENTS.

            (a) NON-DISCRETIONARY ACCOUNTS. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control. NOTE: The Compliance Officer has developed Supplemental Procedures for "Blind" Trusts and Discretionary Accounts, available upon request.

            (b) DISINTERESTED TRUSTEE OR DIRECTOR. A Disinterested Trustee or Director needs to report a transaction in a security only if such Disinterested Trustee or Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust or director of the Adviser, should have known that during the 15-day period immediately before or after the date of the transaction by such Disinterested Trustee or Director, the Trust purchased or sold the security, or the security was being considered for purchase or sale by the Trust or Adviser.

      6. DISCLAIMER OF BENEFICIAL OWNERSHIP. Any report made under this Section G may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

H.    ENFORCEMENT AND SANCTIONS.

      1. PENALTIES FOR VIOLATIONS OF THIS CODE. Upon discovering or otherwise being informed of a violation of this Code, the President of the Adviser or the Distributor may take any action deemed appropriate, including a letter of censure, termination with respect to portfolio management duties, suspension or removal from office, imposition of a fine, disgorgement of prohibited profits, recovery of avoided losses, or termination of employment of the violator. In


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the event of the President's conflict, unavailability or inability to act, the Compliance Officer may take any action deemed appropriate.

      2. VIOLATIONS OF THE CODE WITH RESPECT TO THE TRUST. Each violation of this Code which in any way relates to the Trust shall be reported to the board of trustees at or before the next regular meeting of the Board. The board of trustees may impose sanctions in addition to those imposed by the officer of the Adviser or Distributor.

      3. VIOLATIONS OF THE CODE NOT INVOLVING THE TRUST. In the event of a Code violation which does not in any way relate to the Trust, such violation will be reported to the board of directors of the Adviser at or before its next regular meeting. The board of directors may impose sanctions in addition to those imposed by the officer of the Adviser or Distributor.

I.    ADMINISTRATION OF THE CODE.

      1. APPOINTMENT OF A COMPLIANCE OFFICER. The Adviser shall appoint a Compliance Officer and shall keep a record for five years of the persons serving as Compliance Officer and their dates of service.

      2. ADMINISTRATION OF THE CODE. The Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

      3. RECORD OF VIOLATIONS OF THE CODE. The Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

      4. LIST OF ACCESS AND ADVISORY PERSONS. The Compliance Officer shall prepare a list of the Access Persons and Advisory Persons, shall update the list as necessary, and shall maintain a record of former lists of Access and Advisory Persons.

      5. NOTICE OF STATUS AS ACCESS OR ADVISORY PERSON. The Compliance Officer shall notify each Access and Advisory Person of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

      6. NOTICE OF AMENDMENTS TO THE CODE. Amendments to this Code shall be provided to each Access and Advisory Person, who shall acknowledge receipt thereof.

      7. EXEMPTIONS TO THE CODE. The board of trustees of the Trust may exempt any person from application of any section(s) of this Code, to the extent the exemption is permitted under Rule 17j-1 under the Investment Company Act. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefor.

      8. ANNUAL REPORT. Not less than once a year the Compliance Officer shall furnish to the board of trustees of the Trust and the board of directors of the Adviser, and the respective Boards shall consider, a written report that:


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            (a)    describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations (the annual report may incorporate by reference information included in any written reports previously presented to the Boards); and

            (b) certifies that the Trust, the Adviser and the Distributor have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      9. CHANGES TO THE CODE. The board of trustees of the Trust (including a majority of the Disinterested Trustees voting separately) shall consider and determine whether to approve any material change to this Code at the next regular meeting of the Board after such change, and in no event more than 6 months after the change.

      10. MAINTAINING COPIES OF VERSIONS OF THE CODE. A copy of each version of the Code shall be maintained for five years in an easily accessible place.

J.    INSIDER TRADING POLICY AND PROCEDURES

      1.    SCOPE OF POLICY STATEMENT

            This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, trustees, officers and employees of the Trust, the Adviser and the Distributor.

            The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Compliance Officer. You must also notify the Compliance Officer if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

      2.    POLICY STATEMENT ON INSIDER TRADING

            Each director, trustee, officer or employee of the Trust, the Adviser and the Distributor is prohibited from trading, either personally or on behalf of others, including mutual funds managed by the Adviser, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading". This policy extends to activities within and outside your duties at the Trust, the Adviser or the Distributor. You must read and retain this policy statement. Any questions regarding this policy should be referred to the Compliance Officer. You must notify the Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

            The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communication of material nonpublic information to others.


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            While the law concerning insider trading is not static, it is generally understood that the law prohibits:

            (a) trading by an insider, while in possession of material nonpublic information, or

            (b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

            (c)    communicating material nonpublic information to others.

                   (i)    Who is an Insider?

                   The concept of "insider" is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser or the Distributor may become a temporary insider of a company they advise or for which they perform other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

                   (ii)    What is Material Information?

                   Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                   Material Information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.


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                   Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court has upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about THE WALL STREET JOURNAL'S "Heard on the Street" column.

                   It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Trust, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

                   (iii)   What is Nonpublic Information?

                   Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or THE WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

                   (iv)    Penalties for Insider Trading.

                   Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                   -       civil injunctions
                   -       treble damages
                   -       disgorgement of profits
                   -       jail sentences
                   - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
                   - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

                   In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser and the Distributor, including dismissal of the persons involved.


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      3.    IDENTIFYING INSIDE INFORMATION

            Before any person covered by this policy executes any trade for him/herself or on the behalf of others, including the Trust, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

            (a) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

            (b) Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, THE WALL STREET JOURNAL or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

            If, after consideration of the above, it is found that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken before any trade is executed:

            (a)    Report the matter immediately to the Compliance Officer.

            (b) The securities should not be purchased or sold by the officer, director, trustee or employee or on behalf of others, including the Trust.

            (c) The information should not be communicated inside or outside the Adviser, other than to the Compliance Officer.

            (d) After the issue has been reviewed, the Compliance Officer will instruct the officer, director, trustee or employee as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

      4.    CONTACTS WITH PUBLIC COMPANIES.

            Contacts with public companies represent an important part of the Adviser's research efforts. The Adviser may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee of the Adviser or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to the analyst or an investor relations representative make a selective disclosure of adverse news to a handful of investors. In such situation, the Adviser must make a judgment as to its further conduct. For the protection of the company and its employees, the Compliance Officer should be contacted if an employee believes that he/she has received material, nonpublic information.


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

      5.    TENDER OFFERS

            Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the Securities and Exchange Commission has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.


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                       ANNUAL CODE OF ETHICS CERTIFICATION

      I acknowledge that I have received a copy and read the Code of Ethics, dated November 3, 1994 as amended November 15, 2000, for Ariel Capital Management, Inc., Ariel Distributors, Inc. and the Investment Companies for which they serve as Investment Adviser or Principal Underwriter. I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

      I hereby certify that I have complied with the requirements of the Code of Ethics dated November 3, 1994, as amended November 15, 2000, and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.


                                Dated_____________________________________



                                Printed Name______________________________



                                Signature__________________________________

                                   Appendix A

"BENEFICIAL OWNERSHIP"

      For purposes of the Code of Ethics, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

      (1)   A direct or indirect pecuniary interest in such security AND

      (2) Either (a) voting power, which includes the power to vote, or to direct the voting of, such security, OR (b) investment power, which includes the power to dispose, or to direct the disposition of, such security.

      You have a pecuniary interest in a security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such security. You are deemed to have a pecuniary interest in any securities held by members of your immediate family sharing your household. "Immediate family" means your son or daughter (including your legally adopted child) or any descendants of either, your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother and your spouse. Also, you are deemed to have a pecuniary interest in securities held by a partnership of which you are a general partner, and beneficial ownership of the securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such securities. You are also deemed to have a pecuniary interest in the portfolio securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio securities. Additionally, certain performance-related fees received by brokers, dealers, banks, insurance companies, investment companies, investment advisors, trustees and others may give rise to pecuniary interests in securities over which such persons have voting or investment control.

      Securities owned of record or held in your name generally are considered to be beneficially owned by you if you have a pecuniary interest in such securities. Beneficial ownership may include securities held by others for your benefit regardless of record ownership (e.g., securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; securities owned by you but which have not been transferred into your name on the books of a company; and securities which you have pledged) if you have or share either voting power or investment power and have a pecuniary interest in such securities.

      With respect to ownership of securities held in trust, beneficial ownership includes the ownership of securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the securities held by the trust (e.g., by virtue of being a beneficiary of the trust). Also, if you are the settlor of a trust, you are deemed to be the beneficial owner of securities held in the trust if you have the power to revoke the trust without obtaining the consent of any other person, but only if you have or share investment control with respect to the assets of the trust. A beneficiary of a trust is deemed to be the beneficial owner of securities held by the trust to the extent of his pro rata interest in the trust, but only where such beneficiary has or shares investment or voting control over the securities held in the trust.

      In addition, the Securities and Exchange Commission has promulgated certain rules which provide that a person shall be deemed the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within 60 days, including but not limited to, any right to acquire such security: (i) through the exercise of any option, warrant or right;
(ii) through the conversion of a security; or (iii) pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

      The following institutions or persons are not deemed to be beneficial owners of securities held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business if such securities are acquired by such institutions or persons without the purpose or effect of changing or influencing control of the issuer of such securities: (i) brokers or dealers registered under Section 15 of the Securities Exchange Act of 1934 (the "Act"), (ii) banks as defined in Section 3(a)(6) of the Act, (iii) insurance companies as defined in Section 3(a)(19) of the Act, (iv) registered investment companies, (v) registered investment advisers, (vi) employee benefit plans or pension funds subject to ERISA, or endowment funds, (vii) certain parent holding companies and (viii) any group, all of the members of which are persons specified in (i) through (vii) above. Also, interests in portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935, interests in portfolio securities held by any registered investment company, and interests in certain securities comprising part of a broad-based, publicly traded market basket or index of stocks, are deemed not to confer beneficial ownership.

      Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the Act shall be deemed the beneficial owner of such security.

      The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such securities.

                                                                     August 2000
                       LINCOLN CAPITAL MANAGEMENT COMPANY

                                 CODE OF ETHICS


Employees of Lincoln Capital should conduct themselves with integrity and dignity and act in an ethical manner in dealings with clients, business partners, fellow employees and the public.

PROHIBITION AGAINST ASSISTING LEGAL AND ETHICAL VIOLATIONS

An employee shall not knowingly participate in any act that violates any applicable law, rule, or regulation of any Government, Government agency, or regulatory organization governing professional, financial, or business activity, nor any act which would violate any provision of this Code of Ethics.

PROHIBITION AGAINST USE OF MATERIAL NON-PUBLIC INFORMATION

It is a violation of United States Federal securities law and a serious breach of Lincoln Capital's Code of Ethics for an employee to trade in, or recommend trading in, the securities of a company, either for personal gain or on behalf of the firm's clients, while in the possession of material, nonpublic information ("inside information") obtained either in the course of performing duties, or through personal contacts. Such violations could subject an employee and Lincoln Capital to significant civil as well as criminal liability, including the imposition of monetary penalties. It could also result in irreparable harm to the reputation of Lincoln Capital. Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they pass along such information to others.

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is MATERIAL if it would be likely to have a substantial effect on the price of the issuer's securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company's earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a Lincoln Capital portfolio manager, analyst or trader may receive information about an issuer's earnings or a new product in a private communication with the issuer. Such information is usually considered INSIDE INFORMATION because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release, a public filing or forum should be considered inside information.

In addition, Rule 14e-3 under the Securities Exchange Act of 1934 (the "Exchange Act") makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly, from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication could result in a trade by someone in possession of the material, nonpublic information.

Insider trading violations do not result when a perceptive investor reaches a conclusion about a corporate action or event through an analysis of public information and nonmaterial, nonpublic information (such as major cost cutting initiatives, new products, etc.). This is known as the mosaic theory. The data used in creating the mosaic may be gathered from all of the sources at the investor's disposal, including the company itself and sources outside of the company, such as suppliers, customers, and competitors. The investor may use conclusions reached under the mosaic theory as the basis for investment recommendations without the need for the company to release the information through broad, public means. Additionally, mere possession of material nonpublic information is not a violation.

ACTIVITIES WITH RESPECT TO MATERIAL INSIDE INFORMATION

Engaging in communication of material inside information could result in violation of the Federal securities laws. Individuals who commit such acts could be subject to severe penalties under the securities laws and termination from Lincoln Capital.


      1) Whenever an employee believes that he/she may have come into possession of material, nonpublic information about a public company, he/she personally must notify the Compliance Director as well as one other Managing Director and may not communicate such information to anyone else. Additionally, Lincoln Capital is obliged to contact the company and urge that the information be made public.

      2) Whenever an employee has material, nonpublic information relating to any security, an employee may not buy or sell that security, or any derivative of that security, personally or for family members, any client account under Lincoln Capital management or any other person. In addition, an employee may not recommend to others that they should buy or sell that security or any derivative thereof.

RESPONSIBILITIES OF SUPERVISORS

A person with supervisory responsibility shall exercise reasonable oversight of their employees to prevent violation of applicable statutes, regulations and provisions of this Code of Ethics. This Code has been adopted by Lincoln Capital to comply with regulatory requirements. Any questions about the Code or the applicability of the Code to a personal securities transaction should be directed to the Compliance Director. If the Compliance Director is not available, questions should be directed to another Managing Director. In so doing the employee is entitled to rely upon reasonable procedures established by Lincoln Capital.

PROHIBITION AGAINST MISREPRESENTATION OF SERVICES

An employee shall not make any statements, orally or in writing, which misrepresent:

      1) the services that the individual or Lincoln Capital performs for clients;

      2)   the qualifications of such person or Lincoln Capital;

      3) the investment performance that the person or Lincoln Capital has achieved or can reasonably be expected to achieve for the client; and or

      4)   the expected performance of any investment.

An employee shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument.

FAIR DEALING WITH CLIENTS

An employee shall act in a manner consistent with the obligation to deal fairly with all clients when:

      1)   disseminating investment recommendations;

      2)   disseminating material changes from prior investment advice; and

      3)   taking investment action.

PRIORITY OF TRANSACTIONS

An employee shall give client transactions priority over personal transactions, and ensure that any personal transactions do not adversely affect client interests. If an employee decides to purchase or sell a security or other investment, the employee must obtain prior approval from the Compliance Director prior to executing the transaction.

DISCLOSURE OF CONFLICTS

An employee, when making an initial investment recommendation, shall disclose to the Compliance Director and the Equity or Fixed Income Group, whichever is appropriate, any potential conflict of interest relating to any beneficial ownership of the securities or other investments involved that might reasonably be expected to impair the employee's ability to render unbiased and objective advice.

An employee shall disclose all matters that could reasonably be expected to interfere with the employee's duty to Lincoln Capital and/or Lincoln Capital clients, or with the ability to render unbiased and objective advice.

An employee shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing the employee's activities, and shall comply with any prohibitions on the employee's activities if a conflict of interest exists.

If an employee is a director of a public company, Lincoln Capital will not trade in any security of that company.

PERSONAL TRADING

Below are rules governing personal purchases and sales of Common Stocks, Taxable Fixed Income Securities, Options and Futures Contracts. These rules apply to transactions in which an employee is deemed to have a beneficial interest in or accounts over which the employee exercises discretion or control. Some examples are:

      1)   securities an employee owns or has pledged to another;

      2) securities an employee holds in a joint account with a spouse or immediate family member;

      3) securities held by any partnership other than Lincoln Partners in which an employee is a general partner or by a trust of which an employee is a beneficiary (except for a remainder interest that does not participate in investment decisions regarding trust assets);

      4) securities held by an employee as trustee of a trust of which the employee is the settlor or an immediate family member has a beneficial interest; and

      5) securities held by a spouse, unless legally separated, or minor children or a person living in the employee's household.

An employee will not be deemed to have a beneficial interest in securities if they are held by a limited partnership in which the employee does not have or share investment control over the partnership's portfolio.

These examples are not exclusive. There are other circumstances in which an employee may or may not be deemed to have a beneficial interest. Any questions should be directed to the Compliance Director.

PROHIBITION OF TRADING BENCHMARK ISSUES

Lincoln Capital employees may not buy or sell securities which are used or are designated for possible use for Lincoln Capital client accounts. We call these securities Benchmark issues. Each employee must submit a list of any Benchmark issues owned at each year-end to the Compliance Director.

Effective 12/31/94, an employee of Lincoln Capital is prohibited from buying Benchmark issues. The names of Lincoln Benchmark issues are attached and include all present holdings of Lincoln Capital and other companies considered to be candidates for Lincoln Capital accounts.

Any Benchmark issues already owned by Lincoln Capital employees prior to the above date or acquired prior to employment by Lincoln Capital are "grandfathered," and do not have to be sold. Nor is sale required for an issue bought after 12/31/94 which subsequently is designated a Benchmark issue. Lincoln Capital employees may sell such securities only in accordance with the transaction rules set forth below.

REPORTING

Every Lincoln Capital employee must arrange for duplicate confirms of all personal trades to be sent by their broker to Lincoln Capital's Compliance Director. In addition, employees must report all personal trades in writing quarterly. A copy of the Form is provided on page 10 of this document. Employees must provide Lincoln Capital's Compliance Director with an annual statement of all transactions and holdings from their broker. Annual statements are due in January. Upon employment, new employees must submit a statement of all holdings detailing the name of each security, number of shares owned, principal amount, and the name of the broker, dealer or bank where the security is held. Separate confidential files will be maintained for each employee. The Compliance Director will review reports of all personal securities transactions for adherence to the Code and compliance with applicable law and regulation.

PRIOR PERMISSION (PRE-CLEARANCE)

Prior to the purchase or sale of any non-Benchmark issue, an employee must submit a request in writing to the Compliance Director using a trade authorization form (example provided on page 10 of this document) which is available from Equity trading. The employee cannot execute the trade until the form is signed and returned. The Compliance Director will sign the form only after ensuring (with the assistance of Equity trading) that the employee transaction does not conflict with any current client transaction, pending order or intention to buy or sell the issue for client accounts.
Once authorized, the employee has THREE days to execute the trade or else must re-submit another request. The employee is also bound by the blackout period and 60-day rule described below. All trade execution information needs to be supplied on the trade authorization form and returned to Equity trading.

In the absence of the Compliance Director, trades may be cleared by another Managing Director. The Compliance Director's trades will be cleared by another Managing Director. A log of all approvals and denials is kept by the Compliance Director. The Code of Ethics is not intended to restrict personal investment activities of employees beyond that necessary to accomplish its purposes. Therefore, the pre-clearance procedure will NOT apply to:

      1) purchases or sales of mutual funds (including any public or private fund advised by Lincoln Capital);

      2)   bank certificates of deposit or commercial paper;

      3)   U.S. government securities and municipal securities;

      4)   purchases which are part of an automatic dividend reinvestment plan;

      5) purchases or sales over which you have no direct influence or control; and or

      6) purchases or sales of stock index options, financial futures or index participations (however, options on individual securities must receive pre-clearance).

BLACKOUT PERIOD

Even after receiving written permission to make a specific trade, an employee is still prohibited from buying or selling the security within three calendar days before or after Lincoln Capital and/or Lincoln Partners trades in that security (counting the trade date). To avoid even the appearance of "front running," if Lincoln Capital and/or Lincoln Partners decides within the three day blackout period to trade in that particular stock or sector of the fixed income market for fundamental reasons, the employee must disgorge to a charitable organization any profits realized on the trade. If Lincoln Capital trading within the 3 day period is done only for cash flow reasons, that is, to adjust broadly client holdings because of unforeseen capital contributions or withdrawals, the employee does not have to forego any profit on the trade.

60 DAY RULE

Employees are prohibited from profiting in the purchase and sale, or sale and purchase, of the same security within 60 calendar days.

PURCHASE OF PRIVATE SECURITY

Employees must receive approval from the Compliance Director prior to the purchase of a private issue ("private placement"). In the case of a private placement originated by a broker-dealer with whom Lincoln Capital may execute trades for its clients, approval must be received from a second Lincoln Capital Managing Director in addition to the Compliance Director. (If the Compliance Director is the purchaser, approval is necessary from two other Managing Directors.) These persons will consider potential conflicts of interest with client accounts or opportunities in deciding whether to approve a purchase of a private issue. If an issue which has been purchased by an employee in a private placement (or another security of the same issuer) is ultimately considered by Lincoln Capital as a viable prospect for purchase by clients, the Lincoln Capital employee holding such an issue shall consult with the Compliance Director who shall decide whether it is appropriate or desirable for the employee to disqualify himself from any considerations with respect to the purchase or sale of such issue or such issuer for client accounts.

INITIAL PUBLIC OFFERING

Because of the nature of the business relationship between Lincoln Capital and its securities brokers, employees of Lincoln Capital are prohibited from purchasing shares in an initial public offering.

DIRECTORSHIPS

Membership on the Board of Directors of a Benchmark issue will require prior approval by Lincoln Capital Managing Directors. A person serving as a director of any such company shall not participate in the decision to recommend or to purchase or sell a security of such company for client accounts.

RESTRICTIONS ON RECEIVING GIFTS

Employee's shall not receive any gift in merchandise or service of more than nominal value from any person or entity that does business with or on behalf of Lincoln Capital.

COMPENSATION

      1)   Disclosure of Additional Compensation Arrangements

           An employee shall inform Lincoln Capital of compensation or other benefit arrangements in connection with any additional services.

      2)   Disclosure of Referral Fees

           An employee shall make appropriate disclosure to Lincoln Capital of any consideration paid or other benefit delivered to others for recommending Lincoln's services to a prospective client. Where applicable, any referral fee arrangements will be conducted in accordance with Rule 206(4)-3 under the Investment Advisers Act.

      3)   Duty to Employer

           An employee shall not undertake independent practice for compensation or other benefit in competition with Lincoln Capital, unless written consent is obtained from Lincoln Capital.

RELATIONSHIPS WITH OTHERS

      1)   Preservation of Confidentiality

           An employee shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the employee receives information concerning illegal activities on the part of the client.

      2)   Fiduciary Duties

           An employee, in relationships with clients, shall use particular care in determining applicable fiduciary duty, and shall comply with such duty as to those persons and interests to whom it is owed.

CONSEQUENCES FOR FAILURE TO COMPLY WITH THE CODE OF ETHICS

Compliance with this Code of Ethics is a condition of employment at Lincoln Capital. Taking into consideration all relevant circumstances, the Compliance Director, in consultation with other Managing Directors, will determine what action is appropriate for any breach of the provisions of the Code.

PROFESSIONAL MISCONDUCT

An employee shall not:

      1) commit a criminal act that upon conviction materially reflects adversely on the employee's fitness as an employee of Lincoln Capital;

      2) engage in conduct involving dishonesty, fraud, deceit or misrepresentation;

      3)   use, sell, dispense, or possess any illegal drugs or narcotics; nor

      5)   report to work under the influence of alcohol.

At the time of employment and subsequently at the beginning of each calendar year, every Lincoln Capital employee must review and sign a copy of the Code of Ethics and certify that the employee has reported all personal securities transactions in accordance with this Code.

                       LINCOLN CAPITAL MANAGEMENT COMPANY
                     QUARTERLY DISCLOSURE - PERSONAL TRADES



Name:
      ----------------------------------------

For Quarter Ending:
                    --------------------------



NAME OF    BUY OR                      DATE OF                           TOTAL
SECURITY    SELL    NO. OF SHARES    TRANSACTION    BROKER     PRICE     COST

                       LINCOLN CAPITAL MANAGEMENT COMPANY
                               TRADE REQUEST FORM



                                                      Date:
                                                           ---------------------



I would like to purchase/sell the following securities:








Have you purchased or sold any of the above securities within the past 60 days?






                                         Signed:
                                                --------------------------------


                                         Compliance Director:
                                                             -------------------

                                         Trader:
                                                --------------------------------


After approval, record the completed transaction below and return to Compliance
Director:


NAME OF     BUY OR                      DATE OF                         TOTAL
SECURITY     SELL    NO. OF SHARES    TRANSACTION    BROKER    PRICE    COST